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                        [Arendt & Medernach Letterhead]



                                                                       Exhibit 5


                                                    Security Capital U.S. Realty
                                                      Attn: Mr. Jeffrey A. Cozad
                                                            25b, boulevard Royal
                                                               L-2449 Luxembourg

                                                       Luxembourg, 30 June, 1999


                         Security Capital U.S. Realty

                               o.ref./1741.1188D



Ladies and Gentlemen.

We have acted as counsel to Security Capital U.S. Realty (the "Company"), a societe d'investissement a capital fixe in the form of a public limited company ("societe anonyme") under the laws of Luxembourg, in connection with the preparation of a registration statement on Form F-1 (the "Registration Statement") to register under the Securities Act of 1933, as amended (the "Act"), the registration of the resale (the "Offering") of 2% Unsecured Senior Convertible Notes due 2003 (the "Notes") of the Company and the underlying shares of the Company having a par value of $4.00 per share ("Shares") into which the Notes are convertible and the American Depositary Shares listed on the New York Stock Exchange. The Notes have been issued under an indenture dated May 22, 1998 between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"), as amended by a First Supplemental Indenture.

In this connection, we have examined the following documents:

1. the purchase agreement dated May 14, 1998 executed between the Company and Goldman, Sachs & Co. (the "Purchase Agreement");

2. the indenture dated May 22, 1998 and the first supplemental indenture dated May 22, 1998 executed between the Company and State Street Bank and Trust Company as Trustee (the "Indenture");
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3.   the registration rights agreement dated May 22, 1998 executed between the
     Company and Goldman Sachs & Co. and J.P. Morgan Securities Ltd. (the "Registration Rights Agreement"); and

4. the Offering Circular of the Company dated May 14, 1998 relating to the U.S. Offering (the "U.S. Offering Circular") and the Offering Circular of the Company dated May 14, 1998 relating to the International Offering (the "International Offering Circular"), both referred to hereinafter as the "Offering Circulars".

This opinion is given on the basis that it will be governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg ("Luxembourg") and will be subject to Luxembourg jurisdiction.

In this opinion:

"Other Parties" means all parties to the Purchase Agreement, the Indenture and Registration Rights Agreement other than the Company.

Terms defined in the Purchase Agreement, the Indenture and the Registration Rights Agreement shall, unless otherwise defined herein, have the same meaning herein.

This opinion relates only to the laws of Luxembourg as they exist at the date hereof and assumes:

(i)    the genuineness of all signatures and seals;

(ii) that the Other Parties are duly incorporated or organized and validly existing under the laws of their respective places of incorporation;

(iii) the capacity, power and authority of each of the Other Parties to enter into, to execute and deliver and to perform their respective obligations under the Purchase Agreement, the Indenture and the Registration Rights Agreement;

(iv) the due execution and delivery by each of the Other Parties of the Purchase Agreement, the Indenture and the Registration Rights Agreement;

(v) that the execution, delivery and performance by each of the Other Parties of the Purchase Agreement, the Indenture and the Registration Rights Agreement to which they are a party respectively is legal, valid and binding on them under the laws of their place of incorporation or organization and under all other applicable laws other than the laws of Luxembourg and have been and remain duly approved and authorised by all necessary corporate, partnership, governmental and other action in accordance with their respective constitutive documents, the laws of their respective places of incorporation or organization and such other laws;

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(vi)   that all obligations under the Purchase Agreement, the Indenture and the
       Registration Rights Agreement are valid, legally binding upon, and enforceable against, the Other Parties and the Company as a matter of all relevant laws (except Luxembourg law), most notably the expressed governing law is valid as a matter of the governing law; and that there is no provision of the laws of any jurisdiction (except Luxembourg) that would have a bearing on the foregoing;

(vii) that the Purchase Agreement, the Indenture, the Registration Rights Agreement, the Offering Circulars and the Registration Statement are executed, authenticated and issued in the respective forms examined by us;

(viii) the completeness and conformity to the originals of all documents supplied to us as certified, facsimile or photostatic copies and the authenticity of all original documents; and

(ix) the Notes in the Indenture conform to the description thereof in the Offering Circulars and the Registration Statement.

On the above assumption, we are of the opinion that:

     (i) the issue of Notes as contemplated by each of the Offering Circulars, the Purchase Agreement and the Indenture has been duly authorised by all necessary corporate action, provided the amounts and the consideration described in each of the Offering Circulars, the Purchase Agreement and the Indenture has been paid, such Notes shall be validly issued and delivered and constitute valid and legally binding obligations of the Company and are entitled to the benefits provided by the Offering Circular and the Indenture; the Indenture has been duly authorised, executed and delivered by the Company and the Trustee, and constitutes a valid and legally binding instrument.

     (ii) all of the issued Shares of the Company issuable upon conversion of the Notes have been duly and validly authorised and reserved for issuance and when issued and delivered in accordance with the provisions of the Notes and the Indenture will be duly and validly issued, fully paid and non assessable, provided that the Shares issuable upon conversion will be duly registered in the register of shareholders of the Company and provided that the increase of share capital made pursuant to the conversion of the Notes into Shares has to be ascertained by notarial deed in compliance with the laws of Luxembourg;

The opinions expressed above are subject to the following reservations:

     (i) any obligation to pay a sum of money in a currency other than the Luxembourg Franc will be enforceable in Luxembourg in terms of Luxembourg Francs only.


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            Monetary judgements may be expressed in a foreign currency or its
            Luxembourg Franc equivalent at the time of judgement or payment.

     (ii) any obligation to pay interest on interest may not be enforceable under Luxembourg law;

     (iii) certain obligations other than payment obligations may not be the subject of specific performance pursuant to Court orders in Luxembourg, but may result only in damages;

     (iv) any certificate or determination which would by contract be deemed to be conclusive may not be upheld in a Luxembourg Court;

     (v) a Luxembourg Court may refuse to give effect to a purported contractual obligation to pay costs imposed upon another party in respect of the costs of any unsuccessful litigation brought against that party before a Luxembourg Court and the Luxembourg Court may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before a Luxembourg Court;

     (vi) the binding effect and validity of the Purchase Agreement, the Indenture and the Registration Rights Agreement and their enforceability against the Company are subject to all limitations by reason of bankruptcy, insolvency, moratorium, controlled management, general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally.

     (vii) the enforcement of the Purchase Agreement, the Indenture, the Registration Rights Agreement and the rights and obligations of the parties thereto will be subject to the general statutory principles of Luxembourg law and no opinion is given herein as to the availability of any specific performance remedy, other than monetary damages, for the enforcement of any obligation of the Company and this opinion should not be taken to imply that a Luxembourg Court will necessarily grant any remedy, in particular, orders for specific performance and injunctions will not be available;

     (viii) claims may become barred under the statutory limitation period rules or may be or become subject to defences of set-off or counterclaims;

     (ix) any determination or certificates made or given pursuant to the provisions of an agreement which provide for such determination or certificate to be final, conclusive or binding might not necessarily be held under Luxembourg law not to be final, conclusive or binding;


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     (x)    we express no opinion as to whether any provision in the Purchase
            Agreement, the Indenture and the Registration Rights Agreement conferring a right of set-off, of subrogation, a preferential payment right or a right of payment before due date or similar rights would be effective against a bankruptcy receiver, liquidator or a creditor;

     (xi) a contractual provision conferring or imposing a remedy, an obligation or penalty consequent upon default may not be fully enforceable if it were construed by a Luxembourg Court as constituting an excessive pecuniary remedy;

     (xii) as regards jurisdiction, a Luxembourg Court may stay proceedings if concurrent proceedings are being brought elsewhere;

     (xiii) a contractual provision allowing the service of process against the Company to a service agent could be overridden by Luxembourg statutory provisions allowing the valid securing of process against the Company in accordance with applicable laws at the domicile of the Company;

     (xiv) the Luxembourg tax authorities do enjoy the benefit of an undisclosed lien on all assets of the Company to secure the payment of taxes due and payable by the Company; and

     (xv) the Trustee may exercise in Luxembourg the rights granted to the Trustee in the Indenture, but the trust may be characterised differently in Luxembourg e.g. as an agency. We are of the considered opinion that, notwithstanding past case law to the contrary, Luxembourg courts would now accept the right of the Trustee to act in court in Luxembourg for the account of the holders of the Securities.

This opinion speaks only as of this day and is strictly confined to the laws of Luxembourg and it is not to be read to imply to provide opinions on laws other than the laws of Luxembourg. We undertake no responsibility to notify any addressee of this opinion of any change in the laws of Luxembourg or their construction or application after the date of this opinion.

In this opinion Luxembourg legal concepts are expressed in English terms and not in their original French terms used in Luxembourg laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation arising thereunder be governed by Luxembourg law.

This opinion is delivered to the persons to whom it is addressed and their respective legal advisers. It is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter in connection with or any agreement referred to in the Purchase Agreement, Indenture, Registration Rights Agreement or otherwise. It may not be relied upon by any other person, or used for any other purpose, or quoted or


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referred to in any public document, or filed with any government agency or other authority, nor may its existence or contents be disclosed to any other person without, in any such case, our written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Arendt & Medernach under the captions "Legal Matters" and "Enforceability of Civil Liabilities".

Very truly yours,



Arendt & Medernach



/s/ Claude Niedner
-------------------------
by: Claude Niedner


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